Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-197100) of Northern Power Systems Corp. and subsidiaries of our report dated March 31, 2017, relating to our audits of the consolidated financial statements and the financial statement schedules as of and for the years ended December 31, 2016 and 2015 which appears in this Annual Report on Form 10-K of Northern Power Systems Corp. for the year ended December 31, 2016.

/s/ RSM US LLP

Boston, Massachusetts

March 31, 2017